[PERSHING YOAKLEY & ASSOCIATES LOGO]	Pershing Yoakley & Associates, P.C.
One Perkins Place, 525 Portland Street
Pershing Yoakley & Associates	Knoxville, TN 37919
CERTIFIED PUBLIC ACCOUNTANTS
(p) (865) 673-0844 (f) (865) 673-0173
(w) www.pyapc.com

May 22, 2007

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of BG Financial Group, Inc., dated May 22, 2007 and filed May 22, 2007, and are in agreement with those statements.

                            /s/ Pershing Yoakley & Associates, P.C.
                                                    Pershing Yoakley & Associates, P.C.
                                                                                                                                  Knoxville

cc:        Ms. Wendy C. Warner
Audit Committee Chairwoman
BG Financial Group, Inc.